Pricing Supplement Dated June 14, 2010				Rule 424 (b) (3)
(To Prospectus Dated May 24, 2010)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.15%

Effective Dates:	6-14-2010	through	6-20-2010